Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces Third Quarter 2010 Results
and Quarterly Cash Dividend

New York, NY – October 28, 2010 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced non-GAAP operating net income of $5.3 million, or $0.15 per diluted share, for the quarter ended September 30, 2010. This compares with non-GAAP operating net income of $13.4 million, or $0.37 per diluted share, for the corresponding quarter in 2009 and non-GAAP operating net income of $9.3 million, or $0.26 per diluted share, for the second quarter of 2010. Non-GAAP operating net income for the nine months ended September 30, 2010 was $27.7 million, or $0.76 per diluted share, compared with $23.8 million, or $0.66 per diluted share, in the same period of 2009.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results. GAAP net income was $3.8 million, or $0.11 per diluted share, and $23.6 million, or $0.65 per diluted share, for the quarter and nine months ended September 30, 2010, respectively, compared with $11.9 million, or $0.33 per diluted share, and $19.8 million, or $0.55 per diluted share, respectively, for the corresponding 2009 periods. GAAP net income for the second quarter of 2010 was $8.2 million, or $0.22 per diluted share.

John G. Duffy, Chairman and Chief Executive Officer, said “Although solidly profitable, the third quarter reflected continuing uncertainty in the financial sector as companies were challenged by regulatory and economic conditions. In particular, this quarter was impacted by an extended slow down in capital markets and trading.  Offsetting these pressures was an improvement in the customer portion of our fixed income business. We are pleased with our continuing build out in European and real estate investment banking, and Asia.”

“In addition, the Board declared a dividend for the quarter of $0.05 per share and we purchased more than 180,000 shares of our common stock during the third quarter under our stock repurchase program. These actions reflect our strong capital and cash position.”

Highlights for the quarter include:

•
Investment banking revenue was $38.4 million compared with $57.8 million for the third quarter of 2009, a decrease of $19.4 million, or 33.6%, primarily due to fewer equity capital markets transactions in the third quarter of 2010 compared with the record number of equity capital markets transactions in the corresponding 2009 quarter, partially offset by higher M&A and advisory revenue.  Compared with the second quarter of 2010, investment banking revenue decreased $22.8 million, or 37.2%, on lower capital markets revenue.

•
Commissions revenue was $28.2 million compared with $36.6 million for the third quarter of 2009, a decrease of $8.4 million, or 22.9%, primarily due to lower market trading volumes.  Compared with the second quarter of 2010, commissions revenue decreased $7.9 million, or 21.9%.

•
Principal transactions revenue was $16.7 million compared with $23.7 million for the third quarter of 2009, a decrease of $7.0 million, reflecting relative stability in the third quarter of 2010 compared with the broad and significant recovery of markets in the third quarter of 2009. Compared with the second quarter of 2010, principal transactions, net increased $13.5 million, primarily on higher fixed income revenue.

•
The non-GAAP operating compensation ratio was 59.5% (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization) compared with 58.0% for the third quarter of 2009 and 59.5% for the second quarter of 2010. Non-GAAP operating compensation and benefits expense was $53.3 million compared with $71.1 million for the third quarter of 2009, a decrease of $17.9 million, or 25.1%, reflecting lower revenues.  Compared with the second quarter of 2010 total of $63.0 million, non-GAAP operating compensation and benefits expense decreased $9.7 million, or 15.4%.  GAAP compensation and benefits expense was $55.9 million compared with $73.8 million for the third quarter of 2009, a decrease of $17.9 million, or 24.3%.   Compared with the second quarter of 2010 total of $65.1 million, GAAP compensation and benefits expense decreased $9.2 million, or 14.1%.

Highlights for the nine months include:

•
Investment banking revenue increased $42.6 million, or 33.5%, to $169.5 million compared with $127.0 million for the first nine months of 2009, primarily due to a higher number of equity private placement transactions in 2010.

•	Commissions revenue was $99.7 million compared with $108.5 million for the first nine months of 2009, a decrease of $8.8 million or 8.1%, primarily due to lower market trading volume in 2010.

•
Principal transactions revenue was $39.0 million compared with $51.4 million for the first nine months of 2009, a decrease of $12.3 million, primarily as a result of the impact of less favorable market conditions, particularly in the second quarter of 2010.

•
Interest and dividend income increased $3.3 million to $9.7 million compared with $6.4 million for the first nine months of 2009, primarily due to higher average holdings of interest bearing assets and a special dividend received of $0.5 million.

•
The non-GAAP operating compensation ratio was 59.5% compared with 59.2% for the first nine months of 2009. Non-GAAP operating compensation and benefits expense was $195.6 million compared with $177.6 million for the first nine months of 2009, primarily reflecting higher revenues.  GAAP compensation and benefits expense was $202.8 million compared with $185.0 million for the first nine months of 2009.

•
Non-compensation expenses were $86.5 million, an increase of $8.6 million, or 11.0% compared with $78.0 million for the first nine months of 2009.  The increase was primarily due to increases in communications and data processing expense and other expense, which includes professional fees.

•
The Company’s provision for income taxes in the third quarter of 2010 included a reduction in income tax expense due to the release of prior period reserves for uncertain tax positions. Excluding this reduction and certain other adjustments recorded in the third quarter, the year to date effective tax rate as of September 30, 2010 would be 43.7%.

Dividend Declaration, Stock Repurchase Program and Other Matters

The Company also announced today that its board of directors has declared a cash dividend with respect to the third quarter of $0.05 per share of its outstanding common stock.  The dividend is payable on December 15, 2010 to shareholders of record on December 3, 2010.

In the third quarter of 2010, $4.0 million, or 180,500 shares, of the Company’s common stock were repurchased and retired pursuant to a stock repurchase program authorized by the Board in July 2010. The average price per share repurchased was $22.19. The Company has $66.0 million remaining on this stock repurchase program.

As of September 30, 2010, preliminary stockholders’ equity, which was all tangible, amounted to $490.7 million and preliminary book value per share was $15.69.

About KBW

KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K  and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2010	2009
Revenues:
Investment banking	$38,398	$61,173	$57,785	$169,533	$126,958
Commissions	28,199	36,098	36,595	99,701	108,466
Principal transactions, net	16,716	3,262	23,675	39,025	51,371
Interest and dividend income	3,184	3,670	2,655	9,738	6,430
Investment advisory fees	632	497	341	1,423	974
Other	2,485	1,106	1,588	9,310	5,812

Total revenues	89,614	105,806	122,639	328,730	300,011

Expenses:
Compensation and benefits	55,873	65,059	73,819	202,810	184,965
Occupancy and equipment	5,702	5,503	5,567	16,817	16,168
Communications and data processing	8,111	8,159	7,399	23,926	21,301
Brokerage and clearance	4,314	3,780	4,939	13,180	12,423
Business development	4,863	3,801	4,427	12,124	10,672
Interest	240	267	135	765	361
Other	6,303	4,377	4,829	19,730	17,058
Non-compensation expenses	29,533	25,887	27,296	86,542	77,983
Total expenses	85,406	90,946	101,115	289,352	262,948
Income before income taxes	4,208	14,860	21,524	39,378	37,063
Income tax expense	385	6,704	9,630	15,778	17,226
Net income	$3,823	$8,156	$11,894	$23,600	$19,837

Earnings per share:
Basic	$0.11	$0.22	$0.33	$0.65	$0.55
Diluted	$0.11	$0.22	$0.33	$0.65	$0.55

Dividend declared per share	$0.05	$-	$-	$0.05	$-

Weighted average number of common
shares outstanding:
Basic	32,412,399	32,481,478	31,410,337	32,378,867	31,390,229
Diluted	32,412,399	32,481,478	31,410,337	32,378,867	31,390,229

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”) for the three months ended September 30, 2010 and 2009 and June 30, 2010, and the nine months ended September 30, 2010 and 2009.  Each of the Non-GAAP Financial Measures exclude compensation and benefits expense related to the amortization of IPO restricted stock awards granted in November 2006. While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO.

Our management utilizes these non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provide useful information by excluding the compensation and benefits expense related to the amortization of the IPO restricted stock awards, which may not be indicative of our core operating results and business outlook. Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Such periods did not and likely will not include substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, net income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a GAAP basis for the three months ended September 30, 2010 and 2009 and June 30, 2010, and the nine months ended September 30, 2010 and 2009 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended			Nine Months Ended
	Sept 30, 2010	June 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$55,873	$65,059	$73,819	$202,810	$184,965
Adjustment to exclude amortization expense of the IPO awards (a)	(2,597)	(2,105)	(2,689)	(7,260)	(7,412)
Non-GAAP operating compensation and benefits expense (b)	$53,276	$62,954	$71,130	$195,550	$177,553

Compensation ratio (c):
Compensation ratio - GAAP basis	62.3%	61.5%	60.2%	61.7%	61.7%
Non-GAAP operating compensation ratio (b)	59.5%	59.5%	58.0%	59.5%	59.2%

Net income:
Net income - GAAP basis	$3,823	$8,156	$11,894	$23,600	$19,837
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	1,465	1,158	1,553	4,087	3,967
Non-GAAP operating net income (b)	$5,288	$9,314	$13,447	$27,687	$23,804

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$0.11	$0.22	$0.33	$0.65	$0.55
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	0.04	0.04	0.04	0.11	0.11
Non-GAAP operating diluted earnings per share (b)	$0.15	$0.26	$0.37	$0.76	$0.66

(a)	The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards granted to employees in November 2006.
(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.
(c)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.